FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment, dated as of August 27, 2007 (this “Amendment”), to the Rights Agreement, dated as of January 19, 2000 (the “Rights Agreement”), is made between Gateway, Inc., a Delaware corporation (the “Company”), and UMB Bank, N.A. (the “Rights Agent”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Company, Acer Inc., a company organized under the laws of the Republic of China (“Parent”), and Galaxy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Acquisition Sub will make a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), together with the associated Rights, upon the terms and conditions set forth in the Merger Agreement and, after acquiring such shares and Rights pursuant to the Offer, Acquisition Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”), and each share of Common Stock outstanding immediately prior to the effective time of the Merger (other than any shares of Common Stock then held by the Company (or held in the Company’s treasury), or by Parent, Acquisition Sub or any other wholly owned subsidiary of Parent, all of which shares, pursuant to the terms of the Merger Agreement, shall cease to exist) shall be converted into the right to receive cash as provided in the Merger Agreement;

WHEREAS, the Board of Directors of the Company has adopted and approved, and declared advisable, the Merger Agreement and has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, and has approved and adopted this Amendment;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that neither Parent nor Acquisition Sub shall be deemed an Acquiring Person, that none of a Stock Acquisition Date, a Distribution Date nor a Triggering Event shall be deemed to occur, and that the Rights will not separate from the Common Stock as a result of the execution, delivery or performance of the Merger Agreement or the Tender Support Agreement (as defined in the Merger Agreement) or the consummation of the transactions contemplated thereby, including the Offer and the Merger; and

WHEREAS, pursuant to its authority under Section 27 of the Rights Agreement, the Board of Directors of the Company has authorized and approved this First Amendment to the Rights Agreement as of the date hereof.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth in this Amendment, the parties hereby agree as follows:

1. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with Section 27 of the Rights Agreement, to execute this Amendment.

2. The Rights Agreement is hereby amended by adding a new Section 35 to the Rights Agreement which shall read in its entirety as follows:

“Section 35. Certain Exceptions. Notwithstanding anything to the contrary contained herein, as a result of the execution, delivery and performance of the Agreement and Plan of Merger, dated as of August [27], 2007, by and among Acer Inc., a company organized under the laws of the Republic of China (“Parent”), Galaxy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company (as it may be amended from time to time, the “Merger Agreement”) or the Tender Support Agreement (as defined in the Merger Agreement) or the consummation of the transactions contemplated thereby, including the Offer and the Merger (as such terms are defined in the Merger Agreement); (i) neither Parent nor Acquisition Sub nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person,(ii) no Stock Acquisition Date, Distribution Date or Triggering Event shall be deemed to occur, and (iii) the Rights will not separate from the Common Stock.”

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within the State of Delaware.

4. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. Except as otherwise amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

5. In the event that any one or more provisions of this Amendment shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Amendment.

6. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

GATEWAY, INC.

By:	/s/ J. EDWARD COLEMAN
Name:	J. Edward Coleman
Title:	Chief Executive Officer

UMB BANK, N.A., as Rights Agent

By:	/s/ MARK B. FLANNAGAN
Name:	Mark B. Flannagan
Title:	Vice President